Exhibit 7.29

TRANSFER RESTRICTION AGREEMENT

This Transfer Restriction Agreement (this “Agreement”) is made as of November 7, 2007 by and among Thomas J. Barrack, Jr. (“Mr. Barrack”), Frank J. Fertitta III and Lorenzo J. Fertitta (together, the “Fertitta Members,” and together with Mr. Barrack, the “VoteCo Members”), FCP VoteCo, LLC, a Nevada limited liability company (“VoteCo”), FCP Holding, Inc., a Nevada corporation (“FCP Holding”), and Fertitta Partners LLC, a Nevada limited liability company (“Fertitta Partners” and together with FCP Holding, the “Non-Voting Holders”).

RECITALS

WHEREAS, Fertitta Colony Partners LLC, a Nevada limited liability company (“Fertitta Colony Partners”) and its wholly-owned subsidiary, FCP Acquisition Sub, a Nevada corporation (“Merger Sub”), entered into that certain Agreement and Plan of Merger dated as of February 23, 2007, as amended, pursuant to which Merger Sub will merge with and into Station Casinos, Inc., a Nevada corporation (the “Company”), with the Company to continue as the surviving corporation;

WHEREAS, the Company is authorized to issue Voting Common Stock, par value $0.01 per share (the “Voting Common Stock”), and Non-Voting Common Stock, par value $0.01 per share (the “Non-Voting Common Stock” and, together with the Voting Common Stock, the “Common Stock”);

WHEREAS, the Company, VoteCo, FCP Holding, Fertitta Partners, Fertitta Colony Partners, the VoteCo Members, FC Investor, LLC, FJF Investco, LLC, LJF Investco, LLC, BLS Investco, LLC and the other equityholders of Fertitta Partners and Fertitta Colony Partners identified on the signature pages thereto, are parties to that certain Equityholders Agreement, dated as of the date hereof (the “Equityholders Agreement”) which sets forth certain rights and restrictions relating to the Common Stock;

WHEREAS, from time to time, VoteCo may acquire additional shares of Voting Common Stock or other capital stock of the Company convertible into, exchangeable for or otherwise providing VoteCo with the right to acquire shares of Voting Common Stock; and the Non-Voting Holder(s) may acquire additional shares of Non-Voting Common Stock or other capital stock of the Company convertible into, exchangeable for or otherwise providing the Non-Voting Holder(s) with the right to acquire shares of Non-Voting Common Stock;

WHEREAS, the VoteCo Members are the record and beneficial owners of all the issued and outstanding members’ interests of VoteCo (the “VoteCo Interests”);

WHEREAS, the parties hereto believe it is desirable and in their mutual best interests to provide for procedures regarding the ownership of the Voting Common Stock owned by VoteCo and the VoteCo Interests owned by the VoteCo Members; and

WHEREAS, the parties hereto further believe that the execution of this Agreement will help facilitate the continuous, harmonious and effective management of the Non-Voting Holders’ investment in the Company.

NOW, THEREFORE, in consideration of the recitals and the mutual covenants, promises, agreements, representations and warranties of the parties hereto, the parties hereto hereby agree as follows:

Section 1. Certain Definitions. As used herein, the following terms have the respective meanings set forth below:

“Agreement” has the meaning given to such term in the introduction hereof.

“Approved Purchaser” means a proposed purchaser of Common Stock or Common Stock Equivalents, who, in connection with its proposed purchase of the Common Stock or Common Stock Equivalents, has obtained all licenses, permits, registrations, authorizations, consents, waivers, orders, findings of suitability or other approvals required to be obtained from, and has made all filings, notices or declarations required to be made with, all Gaming Authorities under all applicable Gaming Laws.

“Approved Sale” has the meaning given to such term in Section 3(a) hereof.

“Approved Sale Date” has the meaning given to such term in Section 3(b) hereof.

“Call Notice” has the meaning given to such term in Section 3(b) hereof

“Commissions” means the Nevada Gaming Commission and the National Indian Gaming Commission.

“Common Stock” has the meaning given to such term in the recitals set forth above.

“Common Stock Equivalents” means the Voting Equivalents or Non-Voting Equivalents of the Company.

“Company” has the meaning given to such term in the recitals set forth above.

“Corresponding Non-Voting Equivalents” means, with respect to any referenced Voting Equivalents, the Non-Voting Equivalents that are substantially equivalent in designations, preferences, limitations, restrictions and relative rights, but not as to voting, to such specified Voting Equivalents.

“Corresponding Voting Equivalents” means, with respect to any referenced Non-Voting Equivalents, the Voting Equivalents that are substantially equivalent in designations, preferences, limitations, restrictions and relative rights, but not as to voting, to such specified Non-Voting Equivalents.

“Equityholders Agreement” has the meaning given to such term in the recitals set forth above.

“FCP Holding” has the meaning given to such term in the introduction hereof.

“Fertitta Colony Partners” has the meaning given to such term in the recitals set forth above.

“Fertitta Members” means Frank J. Fertitta III and Lorenzo J. Fertitta.

“Fertitta Partners” has the meaning given to such term in the introduction hereof.

“Gaming Authorities” means all governmental authorities or agencies with regulatory control or jurisdiction over the gaming or gambling operations of the Company and its Subsidiaries or any person’s ownership of an interest herein, including without limitation the Commissions and the Nevada State Gaming Control Board.

“Gaming Laws” means any U.S. Federal, state, local or foreign statute, ordinance, rule, regulation, permit, consent, approval, license, judgment, order, decree, injunction or other authorization governing or relating to the current or contemplated manufacturing, distribution, casino gambling and gaming activities and operations of the Company, including, without limitation, the gaming laws and regulations of the States of Nevada and California.

“Merger Sub” has the meaning given to such term in the recitals set forth above.

“Mr. Barrack” has the meaning given to such term in the introduction hereto.

“Non-Voting Common Stock” has the meaning given to such term in the recitals set forth above.

“Non-Voting Equivalents” means any securities of the Company convertible into, exchangeable for or otherwise providing the holder thereof any right to acquire shares of Non-Voting Common Stock, which securities are substantially equivalent in designations, preferences, limitations, restrictions and relative rights, but not as to voting, to a class or series of Voting Equivalents.

“Non-Voting Holders” has the meaning given to such term in the introduction hereto.

“Required Number” means the number of shares of Voting Common Stock or Voting Equivalents to be purchased by the Non-Voting Holder(s) from VoteCo pursuant to the exercise by the Non-Voting Holder(s) of their option to purchase Voting Common Stock or Voting Equivalents pursuant to the provisions of Section 3 hereof, in connection with an Approved Sale, as specified by the Non-Voting Holder(s) in a Call Notice delivered by the Non-Voting Holder(s) to VoteCo; provided that unless otherwise approved by the board of directors, board of managers or managing members, as the case may be, of each of the Non-Voting Holder(s), in accordance with the terms governing the organizational documents of each of the Non-Voting Holders, such specified number shall be equal to the product of (i) the number of shares of Voting Common Stock or Voting Equivalents, as applicable, held by VoteCo immediately prior to the consummation of such Approved Sale times (ii) a fraction, the numerator of which is the number of shares of Non-Voting Common Stock or Corresponding

Non-Voting Equivalents, as applicable, to be Transferred by the Non-Voting Holder(s) to such Approved Purchaser pursuant to such Approved Sale and the denominator of which is the total number of shares of Non-Voting Common Stock or Corresponding Non-Voting Equivalents, as applicable, held by all Non-Voting Holders immediately prior to consummation of such Approved Sale.

“Securities Act” means the Securities Act of 1933, as amended.

“Transfer” means to voluntarily or involuntarily sell, assign, dispose, pledge, exchange or in any other manner transfer with or without consideration, except pursuant to a distribution of shares by the Non-Voting Holder(s) to its partners. “Transferred” has the correlative meaning.

“VoteCo” has the meaning given to such term in the introduction hereof.

“VoteCo Interests” has the meaning given to such term in the recitals set forth above.

“VoteCo Member” has the meaning given to such term in the introduction hereof.

“VoteCo Operating Agreement” means that certain Amended and Restated Operating Agreement of VoteCo, dated the date hereof, as amended from time to time.

“Voting Common Stock” has the meaning given to such term in the recitals set forth above.

“Voting Equivalents” means any securities of the Company convertible into, exchangeable for or otherwise providing the holder thereof any right to acquire shares of Voting Common Stock.

“Voting Holder” means a holder of Voting Common Stock or Voting Equivalents; provided that the Non-Voting Holders shall not be considered Voting Holders, regardless of whether the Non-Voting Holders hold any Voting Common Stock.

Section 2. Restriction on Transfer.

(a)  So long as VoteCo holds any shares of Voting Common Stock or Voting Equivalents, VoteCo shall not Transfer ownership of any or all such shares or equivalents owned by it except as contemplated by Section 3 hereof. The Transfer of record or beneficial ownership of any shares of Voting Common Stock or Voting Equivalents, by operation of law or otherwise, by or upon the direction or authorization of VoteCo shall be deemed invalid, null and void, and of no force or effect, unless such Transfer is made pursuant to the provisions of Section 3 hereof and Article 3 of the Equityholders Agreement.

(b)  No VoteCo Member shall Transfer record or beneficial ownership of any or all of the VoteCo Interests owned by such VoteCo Member, unless such Transfer is made pursuant to

Section 12.4 of the VoteCo Operating Agreement or is otherwise approved in writing by the board of directors, board of managers or managing members, as the case may be, of each of the Non-Voting Holders. The Transfer of record or beneficial ownership of any VoteCo Interests, by operation of law or otherwise, by or upon the direction or authorization of any VoteCo Member shall be deemed invalid, null and void, and of no force or effect, and the transferee of any such VoteCo Interests shall not be entitled to vote such VoteCo Interests or receive distributions on such VoteCo Interests or have any other rights in or respecting such VoteCo Interests, unless such Transfer is approved in writing by the board of directors, board of managers or managing members, as the case may be, of each of the Non-Voting Holders.

Section 3. Call Option.

(a)  Right to Call Voting Common Stock and Voting Equivalents. Notwithstanding any other provision hereof, on each occasion that any Non-Voting Holder proposes to Transfer (including, without limitation, by operation of law or pursuant to any merger, consolidation, reorganization or recapitalization) any of the shares of Non-Voting Common Stock or Non-Voting Equivalents held by it to an Approved Purchaser (any such transaction, an “Approved Sale”), then such Non-Voting Holder shall have an option, which, upon approval by the Gaming Authorities such Non-Voting Holder shall assign to such Approved Purchaser (such Approved Purchaser or such Non-Voting Holder, as applicable, hereinafter referred to as the “Optionholder”), to purchase from VoteCo upon such Approved Sale the Required Number of shares of Voting Common Stock, in the case of an Approved Sale of Non-Voting Common Stock, or Corresponding Voting Equivalents, in the case of an Approved Sale of Non-Voting Equivalents, at a cash price per unit equal to the sum of (a) the amount in cash or fair market value of any other consideration originally paid by VoteCo for such Required Number of shares of Voting Common Stock or Corresponding Voting Equivalents, as applicable, plus (b) the amount equivalent to a six percent (6%) annual rate of interest on such amount or fair market value, compounded annually, calculated from the date VoteCo acquired such shares of Voting Common Stock or Corresponding Voting Equivalents, as applicable, on the basis of a 360-day year comprised of twelve 30-day months, to and excluding the Approved Sale Date.

(b)  Call Notice. Prior to consummating any Approved Sale, if the Optionholder elects to exercise the options granted to it under this Section 3, the Optionholder shall provide each of the Voting Holders with a written notice (the “Call Notice”) not less than five (5) days prior to the proposed date of the Approved Sale (the “Approved Sale Date”). The Call Notice shall state that the Optionholder is exercising its option to purchase shares of Voting Common Stock or Voting Equivalents pursuant to this Section 3 and shall set forth:  (i) the name and address of the Optionholder, (ii) the aggregate number of shares of Non-Voting Common Stock and Non-Voting Equivalents held of record by such Optionholder as of the date of the Call Notice, (iii) the number of shares of Non-Voting Common Stock or Non-Voting Equivalents to be sold by such Optionholder to the Approved Purchaser pursuant to such Approved Sale, (iv) the Required Number of shares of Voting Common Stock or Voting Equivalents to be purchased by the Optionholder from VoteCo in connection with such Approved Sale, (v) the Approved Sale Date, (vi) the address for delivery of the certificates representing the shares of Voting Common Stock or Voting Equivalents to be purchased by the Optionholder and (vii) that the Optionholder has received all approvals required under the Gaming Laws.

(c)  Delivery of Certificates. On the Approved Sale Date, VoteCo shall deliver to the Optionholder the certificates for the shares of Voting Common Stock or Voting Equivalents being sold by it to the Optionholder, duly endorsed for transfer with signatures guaranteed, in the manner and at the address indicated in the Call Notice against delivery of immediately available funds in the amount of the purchase price for such shares of Voting Common Stock or Voting Equivalents.

Regulatory Approvals. No option shall be assigned and no Voting Common Stock shall be sold or delivered without the receipt of all approvals required under Gaming Laws.

Section 4. Legends. VoteCo shall use its reasonable efforts to cause each certificate of the Company representing shares of Voting Common Stock or Voting Equivalents owned of record and beneficially by VoteCo to contain the following legends:

THE OWNERSHIP AND TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AND RESTRICTED BY THE TERMS AND CONDITIONS OF A CERTAIN TRANSFER RESTRICTION AGREEMENT DATED AS OF NOVEMBER 7, 2007. THE COMPANY WILL FURNISH A COPY OF SUCH TRANSFER RESTRICTION AGREEMENT WITHOUT CHARGE TO ANY STOCKHOLDER ON REQUEST.

VoteCo shall use its reasonable efforts to cause each certificate of the Company representing shares of Voting Common Stock or Voting Equivalents to bear such other legends, including, without limitation, any legends VoteCo deems appropriate to assure that the Company complies with applicable Gaming Laws and the Company’s order of registration issued by the Nevada Gaming Commission, as amended from time to time.

Section 5. Recapitalization, etc.; After-Acquired Stock.

(a)  The provisions of this Agreement (including any calculation of share ownership) shall apply to any and all shares of common stock of the Company or any capital stock, partnership interests or any other security evidencing ownership interests in any successor of the Company (whether by merger, consolidation, sale of assets or otherwise) that may be issued in respect of, in exchange for, or in substitution of the Common Stock by reason of any stock dividend, split, reverse split, combination, recapitalization, liquidation, reclassification, merger, consolidation or otherwise.

(b)  Whenever VoteCo becomes the record or beneficial owner of any additional shares of Voting Common Stock, such Voting Common Stock shall be subject to the terms of this Agreement and included in the definition of “Voting Common Stock” hereunder. Whenever VoteCo becomes the record or beneficial owner of any additional Voting Equivalents, such

Voting Equivalents shall be subject to the terms of this Agreement and included in the definition of “Voting Equivalents” hereunder. The certificates therefor shall be surrendered for legending in accordance with Section 4 of this Agreement, unless already so legended.

Section 6. Termination. This Agreement shall terminate upon the earlier of (a) VoteCo owning no shares of Voting Common Stock and no Voting Equivalents or (b) the Non-Voting Holders owning no shares of Non-Voting Common Stock and no Non-Voting Equivalents.

Section 7. Notices. Whenever notice is required to be given under the provisions of this Agreement, it shall be given in writing by hand-delivery, telefax, or United States registered or certified mail, return receipt requested, and shall be deemed to have been transmitted on the date such notice is so delivered, transmitted or mailed, if addressed as set forth below or to such other addresses and fax numbers as any of the parties hereto by written notice to the other parties hereto, may from time to time designate.

if to Mr. Barrack:

c/o Colony Capital, LLC
1999 Avenue of the Stars, Suite 1200
Los Angeles, California 90067
Facsimile: (310) 407-7407
Attn: Thomas J. Barrack, Jr.

if to the Fertitta Members:

c/o Station Casinos, Inc.
1505 South Pavilion Center Drive
Las Vegas, Nevada 89135
Facsimile: (702) 367-9675
Attention: Frank J. Fertitta III
                 Lorenzo J. Fertitta

if to VoteCo:

c/o Colony Capital, LLC
1999 Avenue of the Stars, Suite 1200
Los Angeles, California 90067
Facsimile: (310) 407-7407
Attn: Thomas J. Barrack, Jr.

c/o Station Casinos, Inc.
1505 South Pavilion Center Drive
Las Vegas, Nevada 89135
Facsimile: (702) 367-9675
Attention: Frank J. Fertitta III
                 Lorenzo J. Fertitta

if to FCP Holding:

c/o Fertitta Colony Partners LLC
1505 South Pavilion Center Drive
Las Vegas, Nevada 89135
Facsimile: (702) 367-9675
Attn: Frank J. Fertitta III

 Lorenzo J. Fertitta

if to Fertitta Partners:

c/o Station Casinos, Inc.
1505 South Pavilion Center Drive
Las Vegas, Nevada 89135
Facsimile: (702) 367-9675
Attention: Frank J. Fertitta III
                 Lorenzo J. Fertitta

with a copy of all notices to the Fertitta Members, VoteCo, FCP Holding and Fertitta Partners to (which shall not constitute notice):

Milbank, Tweed, Hadley & McCloy LLP
601 S. Figueroa Street, 30th Floor
Los Angeles, California 90017
Facsimile: (213) 892-4733
Attn:  Kenneth J. Baronsky

with a copy of all notices to Mr. Barrack, VoteCo or FCP Holding to (which shall not constitute notice):

c/o Colony Capital, LLC
1999 Avenue of the Stars, Suite 1200

Los Angeles, California 90067
Facsimile: (310) 282-8808
Attn:  Ms. Joy Mallory

with a copy to (which shall not constitute notice):

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Facsimile: (212) 728-9208
Attn:  Thomas M. Cerabino

Section 8. Additional Actions and Documents. Each party hereto shall take or cause to be taken such further actions and to execute and deliver such documents or instruments as may from time to time be reasonably necessary in order to carry out the purposes of this Agreement.

Section 9. Specific Performance. The parties hereto recognize that the provisions herein contained are of particular importance for the protection and promotion of their existing and future interests; that the Common Stock of the Company and the VoteCo Interests will be closely held; and that the relationships of the parties to one another are and will be such that, in the event of any breach of this Agreement, a claim for monetary damages may not constitute an adequate remedy; and that it may, therefore, be necessary for the protection of all of the parties hereto and for the effectuation of the provisions of this Agreement, in the event of a breach of this Agreement, to apply for specific performance thereof. It is, accordingly, hereby agreed that no objection to the form of the action or to the form of relief prayed for in any proceeding for specific performance of this Agreement, shall be raised by any party hereto, in order that such relief may be obtained by the party aggrieved.

Section 10. Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, to the singular include the plural, to the male gender include the female and neuter genders and vice versa, and to the part include the whole. The term “including” is not limiting. The words “hereof,” “herein,” “hereby,” “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Section and clause references are to this Agreement unless otherwise specified.

Section 11. Miscellaneous.

(a)  No Waiver. No waiver or modification of any term or condition of this Agreement shall be effective unless in writing signed by all the parties hereto.

(b)  Severability. In case any of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions are not contained herein.

(c)  Binding Effect. This Agreement shall be binding and inure to the benefit of the parties hereto, their respective heirs, guardians, personal representatives, successors, successors in interest, and assigns.

(d)  Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Nevada.

(e)  Counterparts. This Agreement may be executed in counterparts, (including by facsimile) each of which shall be an original, but all of which together shall constitute one document.

(f)  Subject to Gaming Laws. This Agreement, and the provisions herein, are subject to all applicable Gaming Laws and the receipt of all prior approvals required thereunder.

[THE BALANCE OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal with the intent that this be a sealed instrument, as of the day and year first above written.

/s/ Thomas J. Barrack, Jr.
THOMAS J. BARRACK, JR.

/s/ Frank J. Fertitta III
FRANK J. FERTITTA III

/s/ Lorenzo J. Fertitta
LORENZO J. FERTITTA

FCP VOTECO, LLC

By:	/s/ Lorenzo J. Fertitta
Name: Lorenzo J. Fertitta
Title: Vice President

FCP HOLDING, INC.

By:	/s/ Lorenzo J. Fertitta
Name: Lorenzo J. Fertitta
Title: Vice President

FERTITTA PARTNERS LLC

By:	/s/ Lorenzo J. Fertitta
Name: Lorenzo J. Fertitta
Title: Vice President

[Signature Page to VoteCo Transfer Restriction Agreement]